EXHIBIT 10.1

Ixia

2014 Senior Officer Bonus Plan

(As adopted by the Compensation Committee of the Board of Directors

of Ixia on October 2, 2014)

Ixia (“Ixia” or the “Company”) believes that a portion of each senior officer’s annual compensation should be “at risk” and directly linked to the Company’s financial performance. The 2014 Senior Officer Bonus Plan (the “2014 Bonus Plan” or the “Plan”) is designed to motivate those Ixia officers designated as “Eligible Officers” under this Plan and to reward them for their continuing contributions to the Company’s business if, the Company achieves certain financial results in 2014. The Company believes that the achievement of these results is essential for the Company’s success. The 2014 Bonus Plan is effective as of October 2, 2014 (the “Effective Date”).

Except as otherwise set forth herein, the Compensation Committee of the Company’s Board of Directors (the “Committee”) will administer and have final authority on all matters relating to the Plan. The Committee may interpret and construe the Plan, decide any and all matters arising under or in connection with the Plan, and correct any defect, supply any omission, or reconcile any inconsistency in the Plan. All bonus payouts under the Plan are subject to the prior approval of the Committee. The Committee may make discretionary awards and payments under the Plan. All decisions by the Committee regarding the Plan will be made in the Committee’s sole discretion and will be final and binding on all persons having or claiming any interest in the Plan.

Eligible Officers

The following senior officers have been designated by the Committee as Eligible Officers for purposes of the 2014 Bonus Plan and will be eligible to participate in the 2014 Bonus Plan (all titles are positions with Ixia unless otherwise specified):

Acting Chief Executive Officer*

Chief Innovation Officer

Chief Operating Officer

Chief Financial Officer

Chief Product Officer

Senior Vice President, Corporate Affairs and General Counsel

Senior Vice President, Marketing

Senior Vice President, Worldwide Sales

Vice President, Human Resources

Vice President, Operations

Vice President, Support

*	In 2014, the Company had an Acting Chief Executive Officer through September 15, 2014.

An Eligible Officer whose title changes after the Effective Date and who remains a senior officer of the Company will be entitled to continue to participate in the 2014 Bonus Plan on the same terms and conditions as applied immediately prior to such title change unless either (i) the terms of such Eligible Officer’s participation in the 2014 Bonus Plan are changed pursuant to a duly adopted Committee resolution; or (ii) the Committee amends the Plan to add the new title as an Eligible Officer in the Eligible Officer table above and on Schedule A hereto, in which case such individual will participate at the bonus participation level corresponding to his/her new title (subject to proration based on the ratio of (i) the number of days he/she serves as an Eligible Officer in each position to (ii) 360, unless the Committee determines otherwise).

In order to earn and be eligible to receive bonuses payable under the 2014 Bonus Plan, an Eligible Officer must be employed by Ixia or one of its subsidiaries as an Eligible Officer on the date on which such bonuses are paid, unless such requirement is waived by the Committee pursuant to a duly adopted Committee resolution. An Eligible Officer who is on an approved leave of absence from the Company on the date on which such bonuses are paid and thereafter returns to active status as an Eligible Officer upon the end of such leave of absence will be paid the bonus to which he/she is otherwise entitled (as described below) within 30 days following his/her return to active status as an Eligible Officer. An Eligible Officer who is on an approved leave of absence from the Company on the date on which such bonuses are paid and thereafter fails to return to active status as an Eligible Officer upon the end of such leave of absence will not be eligible to receive any bonus under the 2014 Bonus Plan.

Annual Bonuses

Each Eligible Officer (as identified by title above), by virtue of his/her continuing employment with Ixia, will be eligible to receive an annual bonus (“Annual Bonus”) based on the Company’s financial performance in 2014 as measured by the degree to which the Company achieves pre-set financial targets for 2014 approved by the Committee.

Notwithstanding anything to the contrary herein, an Eligible Officer will not be entitled to receive, and the Company will not be obligated to pay, an Annual Bonus if (i) the Company’s 2014 Operating Income (as defined herein) is less than the Operating Income threshold for 2014 and/or (ii) the Company’s 2014 consolidated revenues (“Revenue”) is less than the Revenue threshold for 2014. Except as otherwise provided below, the Annual Bonus payable to an Eligible Officer will be calculated, in part, as a percentage of such Eligible Officer’s annual base salary of record in effect at December 31, 2014 (his/her “Annual Base Salary”). In determining an Eligible Officer’s Annual Base Salary, certain compensation and payments (e.g., reimbursement for moving expenses, relocation benefits, bonus payments received under this Plan or otherwise, stock option or other equity incentive compensation, discretionary bonuses, disability benefits, sign-on bonuses, 401(k) Plan matching contributions, vacation/PTO cash outs, on call pay, and similar payments) are excluded.

If an officer commences his/her employment as an Eligible Officer after January 1, 2014, or if there is a period in 2014 when an officer does not serve as an Eligible Officer (provided such individual serves as an Eligible Officer on December 31, 2014), then, for purposes of determining the amount payable as an Annual Bonus, that individual’s Annual Base Salary will be prorated based on the ratio of (i) the number of days that he/she serves as an Eligible Officer during 2014 to (ii) 360. Notwithstanding the foregoing, an officer who commences his/her employment as an Eligible Officer during the fourth calendar quarter of 2014 will not be eligible to receive an Annual Bonus. An Eligible Officer who is on an approved leave of absence from the Company at any time during 2014 will, for purposes of determining eligibility under this Plan, be treated as being employed by the Company as an Eligible Officer during such leave of absence.

The Company’s Revenue and Operating Income for 2014 will be the two financial measures used for calculating the amount of Annual Bonuses payable under the 2014 Bonus Plan. For purposes of the 2014 Bonus Plan, “Operating Income” means the Company’s operating income from continuing operations calculated on a consolidated basis for the year ending December 31, 2014 after any bonuses payable under the 2014 Bonus Plan and the Company’s 2014 employee bonus plan (as adjusted to exclude the effects of equity incentive compensation expense, restructuring charges, officer severance compensation, impairment charges, acquisition-related amortization and other M&A-related charges or income, costs and expenses incurred in connection with or arising out of a restatement of the Company’s financial statements, costs and expenses incurred in connection with or related to litigation arising outside the Company’s ordinary course of business, extraordinary expenses, and similar charges or income). If, prior to January 1, 2015, any of the Company’s existing business units become a discontinued operation or the Company acquires another company or business (e.g., through a merger or acquisition of stock or assets), then the Revenue and/or Operating Income targets under the Plan may be amended by the Committee in its sole discretion.

The amount of an Eligible Officer’s Annual Bonus will be calculated by multiplying (i) the product of such Eligible Officer’s Annual Base Salary (prorated, if applicable) and the applicable 2014 Bonus Opportunity Percentage listed opposite such Eligible Officer’s title in the Bonus Opportunity Table below by (ii) the applicable Bonus Factor (as defined herein). The Bonus Factor will be equal to the average of the Revenue Bonus Factor and the Operating Income Bonus Factor as determined in accordance with Schedule A. Stated mathematically, the amount of an Annual Bonus payable to an Eligible Officer equals (AxBxC), where A = an Eligible Officer’s Annual Base Salary (prorated, if applicable); B = the applicable 2014 Bonus Opportunity Percentage for such Eligible Officer; and C = the applicable Bonus Factor.

The amounts of the Company’s 2014 Revenue and Operating Income will determine the applicable Bonus Factor. As indicated on Schedule A, the Revenue Bonus Factor will be 0% if the Company’s Revenue is below the Revenue threshold, while Revenue exceeding the Revenue threshold will result in higher Revenue Bonus Factors as set forth in Schedule A, up to a maximum Revenue Bonus Factor of 200%. As also indicated on Schedule A, the Operating Income Bonus Factor will be 0% if the Company’s 2014 Operating Income is below the Operating Income threshold, while higher Operating Income will result in higher Operating Income Bonus Factors as set forth in Schedule A, up to a maximum Operating Income Bonus Factor of 200%. The percentage amount of the Revenue Bonus Factor will be determined by linear interpolation if the dollar amount of 2014 Revenue falls between any two of the listed amounts. Similarly, the percentage amount of the Operating Income Bonus Factor will be determined by linear interpolation if the dollar amount of 2014 Operating Income falls between any two of the listed amounts.

Except as otherwise provided herein, an Annual Bonus will be payable in one lump sum (subject to applicable withholding taxes and other deductions) on or before March 15, 2015, on a date determined by the Compensation Committee in its sole discretion. In the event the Company’s consolidated financial statements for 2014 are restated, or the Company announces that such statements will be restated, in either case to reflect a less favorable financial condition or less favorable results of operations than previously determined and/or reported, then the Committee has the absolute right in its discretion not to pay, to delay the payment of, or to recover all or a portion of any Annual Bonus awarded to any Eligible Officer pursuant to the terms of the 2014 Bonus Plan.

Bonus Participation Levels

For purposes of determining an Eligible Officer’s Annual Bonus under the 2014 Bonus Plan, the 2014 Bonus Opportunity Percentage for each of the Eligible Officers identified below will be as follows:

Bonus Opportunity Table (% of Base Salary)

Title	2014 Bonus Opportunity
Acting Chief Executive Officer	100%(1)
Chief Innovation Officer	70
Chief Operating Officer	60
Chief Financial Officer	60(2)
Chief Product Officer	60
Senior Vice President, Corporate Affairs and General Counsel	60
Senior Vice President, Marketing	50
Senior Vice President, Worldwide Sales	60
Vice President, Human Resources	60
Vice President, Operations	60
Vice President, Support	60

(1)	For the period of time during which Errol Ginsberg served as both Acting Chief Executive Officer and Chief Innovation Officer in 2014, Mr. Ginsberg’s 2014 Bonus Opportunity Percentage shall be 100%. His bonus opportunity for such period will be based on his annual base salary as in effect during that period rather than on his annual base salary at December 31, 2014.
(2)	For purposes of determining the length of his service as Chief Financial Officer during 2014 under this Plan, Brent Novak will credited with the time that he served as the Company’s Acting Chief Financial Officer.

Additional Bonuses

In addition to Annual Bonuses payable under the 2014 Bonus Plan, additional bonuses may also be paid by the Company, but only upon the express approval of the Compensation Committee in its sole discretion.

*    *    *    *

Schedule A

2014 Revenue Bonus Factor Matrix

	Revenue Targets (in thousands)	Revenue Bonus Factor(1)
Maximum	(2)	200%
	(2)	175%
	(2)	150%
	(2)	125%
Target	(2)	100%
	(2)	75%
	(2)	50%
	(2)	25%
Threshold	(2)	0%

2014 Operating Income Bonus Factor Matrix

	Operating Income Targets (in thousands)	Operating Income Bonus Factor(1)
Maximum	(2)	200%
	(2)	175%
	(2)	150%
	(2)	125%
Target	(2)	100%
	(2)	75%
	(2)	50%
	(2)	25%
Threshold	(2)	0%

(1)	For performance between two Revenue or Operating Income Targets, the Revenue Bonus Factor and the Operating Income Bonus Factor will be interpolated linearly.
(2)	The Committee has supplementally established levels of Revenue and Operating Income for purposes of this Schedule A.

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